UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2017

MACOM Technology Solutions Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts	01851
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 656-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 22, 2017, the Board of Directors (the “Board”) of MACOM Technology Solutions Holdings, Inc. (“MACOM” or the “Company”) appointed Geoffrey G. Ribar to the Board as a Class I director to hold office until the 2019 annual meeting of stockholders. The Board also appointed Mr. Ribar to the Audit Committee of the Board. The Board determined that Mr. Ribar is an independent director in accordance with applicable NASDAQ listing rules and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Board also determined that Mr. Ribar is a “financial expert” as defined under the applicable rules and regulations of the SEC.
Mr. Ribar has served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc., a provider of system design tools, software, intellectual property and services, since November 2010. Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation. Mr. Ribar brings to the Board financial and accounting expertise, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.
Mr. Ribar will be compensated for his service as a director in accordance with MACOM’s non-employee director compensation program as generally described in MACOM’s proxy statement for its 2017 annual meeting of stockholders, as filed with the SEC on January 17, 2017. Mr. Ribar has entered into MACOM’s standard indemnification agreement with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: March 22, 2017	By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer